LIST OF SUBSIDIARIES

                                                     Jurisdiction of
Name                                                 Incorporation
----                                                 ---------------

Praegitzer International, LLC                        Oregon

Praegitzer Asia Sdn Bhd                              Malaysia

Praegitzer International (H.K.) Limited              Hong Kong

Praegitzer Industries (B.V.I.) Inc.                  British Virgin Islands